EXHIBIT 99.1


C&D TECHNOLOGIES, INC.
POWER SOLUTIONS

                                                       1400 Union Meeting Road
                                                       Blue Bell, PA 19422
                                                       Phone: 215-619-7850
                                                       Fax:   215-619-7841










Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Yanis Bibelnieks for C&D: 718-499-6516


                              FOR IMMEDIATE RELEASE
                              ---------------------



                  C&D TECHNOLOGIES Declares 2-for-1 Stock Split
                  ---------------------------------------------

         BLUE BELL, PA, May 23, 2000 -- C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used primarily in telecommunications, data transmission and for uninterruptable power supply systems, today announced its Board of Directors had approved a two-for-one stock split effected in the form of a 100% stock dividend. The additional shares will be issued on June 16, 2000 to stockholders of record at the close of business on June 2, 2000. The Company currently has approximately 13.1 million shares outstanding and trades on the New York Stock Exchange. After the stock split, C&D Technologies, Inc. will have approximately
26.2 million shares outstanding.

After the split, the Company expects to announce the payment of its next quarterly cash dividend of 1.375 cents per share, which amount would reflect an adjustment to the current quarterly dividend rate for the two-for-one stock split.

"We believe this split serves the best interests of our company and its stockholders by increasing liquidity and making our shares more accessible to individual as well as institutional investors," stated Wade Roberts, the President and Chief Executive Officer of C&D Technologies.

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